EXHIBIT 99.1

ATRIUM COMPANIES, INC.

Year-end Earnings Conference Call

“Atrium 2003 Year-end Earnings”
March 26, 2004
10:00 a.m. CST

Corporate Participants

JEFF L. HULL
Atrium Companies, Inc. — Chairman, President and CEO

ERIC W. LONG
Atrium Companies, Inc. — EVP and CFO

Conference Call Participants

JOHN SYKES
Nomura

ROBERT MANOWITZ
UBS Warburg Read

KEVING ENG
KBC Financial Products

Presentation

Moderator	Ladies and gentlemen, thank you for standing by and welcome to the Atrium 2003 Year-End Earnings conference call. At this time all participants are in a listen-only mode. Later we will conduct a question and answer session. Instructions will be given at that time. As a reminder this conference is being recorded. I would now like to turn the conference over to our host, Chairman and CEO, Jeff Hull. Please go ahead.

J. Hull	Good morning to everyone. I’d like to begin with the Safe Harbor reading. Statements in this call, other than statements of historical information, are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain.

Actual performance and results may differ materially from those projected or suggested herein due to certain risks and uncertainties, as well as operating risks. These and other risks are described in the company’s filings with the SEC made over the last 12 months, copies of which are available from the SEC or may be obtained upon request from the company’s Chief Financial Officer.

Again, good morning to everybody and thank you for joining us. Consistent with past conference calls, first I’d like to provide you with a summary of our financial results for 2003 with insight to the various income statement categories. Eric will follow up with an overview of the balance sheet and our working capital status, debt, liquidity levels, credit statistics at year-end. Then I’ll wrap up with our development in raw material pricing, our acquisition activities and our expectations of sales and EBITDA for 2004.

First I’d like to begin with an overview of the 2003 results. Obviously we finished the transaction with Kenner & Company in December of 2003, but, more importantly, we completed four acquisitions during the year. Obviously those acquisitions’ results are included within our results at the time we purchased them and forward. As I speak today to the financial statements you’ll have the reported financials you found both in the press release, as well as how you will get them in the 10-K that will be filed next Tuesday.

I’m actually going to speak to the pro forma results so you can see the company on an as-is basis, as if all of the acquisitions had occurred at the beginning, actually, of 2002. So if there are any questions at the end we will follow up with actual reported results but, for the most part, I think it is probably more applicable and more important for you to see the company on a go-forward basis.

In terms of the full year 2003 versus 2002 results, sales increased from $665.9 million in 2002 to $681.9 million in 2003. This represents a change of about $16 million, which, on a percentage basis, is approximately 2.4%. Some of the top-line growth was held back from the loss of the Lowe’s stocking program that we had with Lowe’s Home Center. They decided to go with a competitor of ours due to some branding considerations and do that on a national basis. As a result, on the Eastern half of the United States, actually more of the East Coast, there was approximately a $15 million decline in sales associated with that.

Also in connection with the Danvid acquisition, there was $7 million to $8 million worth of sales that were transitioned to some other people, more along the lines of our desire to do that. So when you look at the top-line growth it looks a little flat compared to what we had historically done on a pro forma basis, but I think there are some reasons for that. Overall, you can see that we have increased the bottom line and managed the business pretty well during the year, so it doesn’t bother us, and I think our expectations for next year will show some pretty solid growth.

In terms of breaking down cost of goods sold we really break it down into two major categories; first being material costs and the second being labor and overhead. If you look at material on a year-over-year basis we had a favorable result. Material in 2002 represented approximately 40.4% of sales; in 2003 it represented 39.3%. So basically what you see is you see a 1.1% improvement in overall material costs.

This has really been a result of us combining our purchasing power and leveraging that. We have been doing supplier consolidation; we have been running options with our materials and trying to standardize that across the company and leverage that purchasing power. We have seen continuous improvement in this category for the last 18 to 24 months.

On the flip side we had some compression in the direct manufacturing expense line item of labor and overhead. In 2002, labor and overhead represented 27.8% of sales; 2003 it represented 29.1%. That’s about a 1.3% margin compression there. A significant portion of that is related to insurance; there’s also some compression in the labor category. This is also a bit deceiving when you look at it from a pure cash flow perspective because depreciation expense was up about a half a percent on a year-over-year basis. That’s just because of some of our initiatives and capital that we spent over the last couple years that the depreciation expense is higher.

Overall that produced total cost of goods sold increasing from 68.2% to 68.4%, so it stayed relatively flat year over year and produced gross profit of $211.5 million in 2002, which represented a 31.8% gross profit margin versus $215.8 million in 2003, which represented 31.6%. So, for the most part we were able to keep gross profit relatively level. If you were actually excluding depreciation expense in that category it would almost be exactly flat.

On the operating expense side, historically we would break this out into three categories, those being delivery expense, G&A and selling expense. On a year-over-year basis 2002 delivery expense represented 6.3% of sales. In 2003 it represented 6.2% of sales, so we picked up about a tenth of a percent. Although that doesn’t appear to be a substantial savings, the fuel costs and some of the other expenses in these categories actually increased pretty substantial in 2003, so to be able to keep that flat or slightly down we have actually had substantial improvement in that area.

In terms of general and administrative it increased from 8.3% in 2002 to 8.5% in 2003. This really is a result more of insurance as well. Our insurance costs have gone up pretty consistent for the last two to three years due to all the changing in the market and the very tight market that it is. So we started to see some of that level off, although we have seen some increases recently as well.

On the selling expense side, selling expenses stayed relatively flat at 6.1% of sales in both 2002 and 2003. This is really a result of our structure in terms of selling expense being primarily variable related, so as sales move around we tend to see that stay in a very tight range.

Overall, on a pro forma basis, and when I speak to pro forma it is really taking the historical numbers of each of these divisions and only making adjustments for things such as owners’ compensation or management fee adjustments or items like that. None of these numbers include un-captured synergies, whether they be purchase price synergies or cross-selling or anything else. These are true historical numbers.

When you look at adjusted EBITDA, it is adjusted for management fees and the LIFO reserve, which is really a non-cash item. Then we also converted some operating leases into capital leases this year. On an apples-to-apples basis EBITDA increased from $90.8 million in 2002, which represented a 13.6% EBITDA margin to $92.2 million in 2003, which represented a 13.5% margin. So you can see that on a percentage basis we have been able to maintain our historically high EBITDA margins. We actually expect to have expansion as we go into ‘04 due to the un-captured purchasing synergies that we will have with the various transactions that we completed in 2003.

Overall, even though the growth was slightly less than 2%, we have taken some very conservative approaches in booking worker’s compensation reserves and other reserves and we still were able to demonstrate pretty sound growth and obviously complete a lot of transactions during the year.

I’m going to roll very quickly through the actual fourth quarter piece of this. Because of the activities in the fourth quarter there was a lot going on, but if you look at the top line, top line increased from $158.7 million to $170.1 million on a pro forma basis, which is $11.4 million, which is actually about a 7.2% growth rate, which was pretty solid.

In terms of total cost of goods sold it increased from 68.3% million to 70.1% and really that’s more a function of the depreciation expense that I spoke of earlier, with some compression in the insurance and labor category. Most of the operating expenses, delivery actually had improvement from 6.6% to 6.3%. G&A had some compression from 8.2% to 8.6% and, again, selling expense was relatively flat at 6.4% in both years.

On the bottom line with adjusted EBITDA, adjusted EBITDA was flat to slightly down, $20.8 million in 2002 to $20.5 million in 2003. As I said earlier, we did take some more conservative positions on our worker’s compensation reserves. Historically we had booked to case reserves, which are known items and what the expected cost is. This year we went ahead and booked development factors against those to really capture the unknowns that may be out there. So there was a $600,000 charge that was recorded in the fourth quarter. If you normalize for that you would actually see year-over-year growth in the fourth quarter for EBITDA.

That’s really a snapshot of the pro forma earnings. We had three very solid quarters this year. I think the fourth quarter was adequate, but I think we were, in some ways, a bit distracted in completing the acquisitions, which we completed two in the fourth quarter as well as completing the sale of the company, but we still see substantial demand out there and feel like the company’s positioned very well to participate in the marketplace.

Before I turn it over to Eric I’d really just like to give you an update on the acquisitions that we did complete. We have tried to give you an update quarter by quarter of how they’re performing. We completed four deals in 2003: one in the first quarter, one in the second quarter and then the two in the fourth quarter of ’03. Two of the acquisitions were right at plan and performed to our expectations. The other two actually exceeded plan and those were actually the last two we completed. So we really feel like that we have made good purchases there.

The synergies that we identified during due diligence have started to come through and we’re seeing the benefit of those. I think we will really see the upside in 2004 so we feel very good about the acquisitions that we completed. With that I’d like to turn it over to Eric to provide an update on our balance sheet. Then I’ll follow up with some of our other developments and our expectations for 2004.

E. Long	Thanks, Jeff, as with each quarterly call I’d like to take a few minutes and go over working capital statistics, debt, liquidity, financial covenants and capital expenditures for the year.

In terms of working capital, when I speak to the working capital statistics I’m excluding all four acquisitions, so it is truly apples to apples, core companies of Atrium for the two comparable years.

Days sales outstanding or DSO increased from 38.7 days at the end of 2002 to 39.7 days as of the end of 2003. As we have discussed on previous calls, Home Depot’s terms are now 60 days. If you exclude the effects of Home Depot’s term change DSO actually decreased from 37.8 days to 37.1 days. Inventory turnover for the year decreased slightly from 9.6 times to 9.4 times. The net effect of the increased DSO and the decreased inventory turnover is that total working capital turns for the year decreased from 7.7 times to 7.4 times.

As we have discussed at length on previous quarterly calls, working capital management has been a primary focus of ours and, from the beginning of 2001 through the end of 2002, we had continuous improvement in every working capital component for eight straight quarters. For various reasons, including the change in terms at Home Depot, we lost ground during 2003. For 2004 our goal is to pick up where we left off at the end of 2002, and our expectation for 2004 is that we will have approximately 5% improvement in overall working capital turns for the year.

In terms of debt, total book debt was $415.2 million as of year-end. Total debt, including amounts borrowed under the A/R Securitization Facility of $31 million and excluding net unamortized premium of $1.7 million, totaled $444.5 million. Senior debt, including capital lease obligations of $8.5 million, totaled $188.5 million. Including amounts borrowed under the A/R Securitization Facility, senior debt would have totaled $219.5 million.

The following is a total breakdown of our total debt of $444.5 million as of the end of the year: term loan B $180 million; AR Securitization, as I mentioned, $31 million; $8.5 million worth of capital lease obligations, most of which related to the conversion that we did towards the end of the year. We also did another $2.1 million worth of capital lease value in early January of 2004 so we now have $10.7 million but as of the end of the year it was $8.5 million. Our senior sub notes are $225 million.

The required principal amortization for 2004 will be approximately $900,000 a quarter or $3.6 million for the year. About one-half of this relates to term loan B and the other half relates to the capital lease obligation.

In terms of liquidity our total liquidity at the end of the year was $59.2 million. It was made up of the following: cash, $7.7 million; $41.3 million available under the revolver; and $10.2 million available under the A/R Securitization Facility. The $41.3 million available under the revolver is after deducting outstanding letters of credit of $8.7 million. The $10.2 million available under the A/R Securitization Facility is after taking out borrowings of $31 million and amounts unavailable due to borrowing base limitations of approximately $8.8 million.

In connection with the Kenner transaction and financing we also amended our receivables purchase agreement with the Bank of Montreal and extended it for five years through the end of December 2008, which will coincide with the maturity of our senior credit facility.

Based on our current liquidity and our 2004 cash flow projections, which indicate that our peak to trough working capital usage is approximately $23 million, we believe we have ample liquidity to operate the business for this year and in the foreseeable future.

In terms of financial covenants, the company is in compliance with all covenants within its credit agreement, indentures and receivables purchase agreement. I’d like to walk you through the various covenant levels as of the end of the year, as well as the projections for 2004.

Our total leverage ratio was 4.4 times. The maximum total leverage ratio, as defined in the new credit agreement, is currently 4.95 times. This requirement will decrease to 4.75 times at the end of 2004 and we’re expecting to be around 4.1 times.

I’d like to point out that the leverage ratio test in the new credit agreement does not include borrowings under the A/R Securitization. Using total debt of $444.5 million total leverage was 4.8 times. Again we expect to be around 4.1 times at the end of ’04, as we anticipate having the securitization fully paid off by the end of the year.

The new senior credit facility does not have a senior leverage requirement. Interest coverage ratio was 2.9 times. The minimum interest coverage ratio is 2.25 times. This will remain 2.25 times through the end of ’04 and we expect to be around 3 times by the end of the year.

Fixed charge coverage ratio was 1.5 times. The minimum fixed charge coverage ratio is 1.25 times. This, again, will remain 1.25 through the end of ’04 and we expect to be at about $1.8 million. As you can see we have substantial cushion in each of these covenant levels based on our current levels, as well as where we expect to be at the end of ’04.

In terms of capital expenditures, our cap ex for the year, net of asset sales, totaled $19.5 million. We anticipate the capital expenditures for ’04 will be approximately $20 million. With that I’m going to turn it back over to Jeff.

J. Hull	Thanks, Eric. To give you some insight to raw material pricing we have had continuous improvement in raw materials for almost the last two full years. We have started to see some inflation in these categories. If you look at aluminum prices on the London metal exchange, aluminum, depending on which day you look at it, is up somewhere between 18% and 20%. We do have some forward commitments that insulate us from that that were locked in at the tail end of 2003. We expect that that will benefit us for primarily the first half of 2004.

However, we have actually instituted some price increases that, based on our calculations and our expectations of what will, I guess for lack of a better word, stick, we will just about offset the increase in aluminum prices, which represents about $3.5 million on a year-over-year basis. So the selling price increases that have been announced and are going into effect at the end of this month, as well as the first half of April, should just about offset, exactly, the raw material increases that we have in the aluminum category.

We have also seen some inflation in the steel category. Steel is a smaller component to our overall mix and, based on the consumption that we use and the pricing of steel, which is actually up as much as 30% in the marketplace, that’s about $350,000 worth of annual compression to us. Again, we have implemented price increases that should pass through 100% of this amount. In neither case do we expect to actually be able to pick up margin associated with the price increases. We think, for the most part, they are almost direct offsets of the current market price for the raw material.

On the vinyl category, even though vinyl has increased slightly during the year, based on the mechanisms that we have in place, our vinyl pricing is expected to be flat on a year-over-year basis between 2003 and 2004. So we feel that we have been able to offset some of the inflation that we see in the market and the price increases should be able to insulate us from any margin compression in 2004.

On the acquisition front we have evaluated various acquisitions. Obviously we were busy last year. We do have, currently, two letters of intent signed. One is for a very small transaction on the West Coast; it is less than $3 million and it is really more of a strategic add-on or tuck-in to one of our West Coast operations. We just recently signed a letter of intent for approximately a $14 million transaction on the East Coast and we’re also evaluating one other business that would be in the range of $25 million to $30 million.

We are completing due diligence and both of the deals that have LOI's are contingent upon due diligence as well as any financing requirements. We expect, if we complete the due diligence in the next 30 to 60 days, that we would close both of these transactions prior to the end of the second quarter.

On the expectations for 2004, I’d like to give you, really, on a quarterly basis, what we expect to see in both sales and EBITDA. I’m going to do this in a range, but I think we should be probably somewhere at the midpoint of these ranges.

In terms of first quarter sales we would expect somewhere in the range of $145 million to $150 million; for the second quarter, $185 million to $190 million; third quarter, $195 million to $200 million; and in the fourth quarter, approximately $170 million to $175 million. This would provide an overall high/low range on sales of $695 million to $715 million. Again, as I said earlier, I would expect us to be somewhere in the midpoint of that range, probably around $705 million to $710 million of sales in 2004.

In terms of EBITDA, first quarter we would expect a range of $11 million to $12 million; second quarter, $29 million to $31 million; third quarter, $32 million to $34 million; and fourth quarter, $24 million to $25 million. This would give you a high/low range of approximately $96 million to $102 million. So, on a percentage basis, I think you would see growth on the low end around 4%, both on top and bottom line. On the high end you would see something around 9% to 10%.

I think we believe that we’re probably going to be somewhere around 7.5% on the top line and probably around 10% plus on the bottom line. Part of the reason for the margin expansion is nothing more than capturing the full synergies associated with the acquisitions that we completed in 2003 and getting a full year’s effect of those.

Overall we have pretty bullish expectations for 2004. January was a pretty sound month; February was a little bit soft due to weather and other things around the country, but our order intakes in March look very sound and we expect that the remainder of the year looks pretty good as well. So we feel pretty good about that.

Overall I’m satisfied with 2003. We had a lot going on during the year. I think we produced pretty sound results. Really, for the last three years, we have been on a pretty consistent growth rate and I feel like we’re positioning ourselves very well in the marketplace.

In 2003 we look at our divisions as profit centers and really look at 17 core divisions. When you look at those divisions, 14 of them were at or exceeded plan and only three of those divisions were below plan. We have actually made two management changes on the three divisions that were below plan and really the third division was the one that had to overcome the loss of Lowe’s business, so we expected some decline there.

Overall I think that our business units are performing well. I think we have plenty of opportunities still, and we’re focusing on those and we’re really feeling good about 2004 and how we’re positioned. Also, we’re very confident that the balance sheet that was put in place in December, in connection with the Kenner transaction, really gives us the operating flexibility that we need. We have ample liquidity; the leverage is appropriate and, based on our free cash flow, we expect to pay down a significant amount of debt over the next 12 months. With that I’d like to turn it over to questions and answers.

Moderator	Our first question is going to come from the line of John Sykes from Nomura. Please go ahead.

J. Sykes	Did you give a guidance figure for free cash flow? You mentioned substantial debt repayment, but I didn’t get a free cash flow number with that.

J. Hull	Yes, our expectation and we’re thinking about the midpoint of EBITDA, so assume EBITDA around $100 million. Our expectation for free cash flow would be $40 million to $45 million this year.

J. Sykes	Okay, and did any of your guidance include any of the small or large acquisitions that you mentioned earlier, or is that without acquisitions?

J. Hull	There’s a very small piece, the $2 million acquisition or less than $3 million acquisition I spoke of earlier. There is some benefit factored into one of our West Coast divisions from that but, for the most part, acquisitions are excluded from that number.

J. Sykes	Okay, and then my last question is on market share. Just given kind of the softness in the fourth quarter, did you lose any market share during that period or was it really, I guess, more of kind of management distraction because of the transactions and the acquisitions?

J. Hull	No, I don’t believe that any market share was lost, short of the Lowe’s business that we spoke of earlier. It was about $15 million and the majority of that $15 million came over the last nine months of the year. So it is kind of on a full annualized basis that was probably about $18 million and we will have a little bit of a decline in the first quarter of this year, year over year, just from that extra $3 million. No, I don’t believe that we lost any types of market shares at any of the divisions.

For the most part, most of the compression that we saw was really just in the labor category and I think really what it was is the second and third quarters were so strong that some of the staffing levels that we had going into the fourth quarter, as we started to come down just off the peak season, they probably weren’t adjusted as quick as they should have been, and due to the distraction of us working on other things we probably didn’t have our eye on the ball as close as we should, making sure that those staffing levels were adjusted as quick as they should have been.

J. Sykes	Okay, maybe you could just refresh my memory, but the Lowe’s — what was that? Was that purely a pricing decision or was there something else there?

J. Hull	In fact, it wasn’t a pricing decision at all. Lowe’s considers themselves to be the house of brands and the one thing that they had done is they had done some work with Pella over the years. They felt like the Pella brand name was one of the stronger brand names, which really, when you look at consumer brand names, Anderson and Pella are the only two in the window category overall. Pella has decided to enter into vinyl windows and do that exclusively in home centers and they signed this exclusive deal with Lowe’s to do that.

So our performance has been very, very good with Lowe’s. In fact, we were up for vendor of the year the year before and our performance had been consistent in 2003. We have retained the special order program. This is really just an issue of the stocking program that they want to have on the shelves on their branding effort.

J. Sykes	Do you know, offhand, if the competitors’ agreement precludes them from doing the same thing at Home Depot?

J. Hull	It doesn’t preclude them, that I know of. I’m not sure if there’s a formal agreement on how they do that. I can’t imagine that Home Depot would desire to have the same brand.

Moderator	Thank you, and our next question is going to come from the line of Robert Manowitz from UBS. Please go ahead.

R. Manowitz	First let me say thank you for all the details that you’re providing here — very helpful and very much appreciated. When you look at the LTM pro forma EBITDA that you had said does not include synergies or targeted cossets, obviously, in your analysis, you think there are some and can you help us understand what those are and how much of that is included in your guidance for ’04?

J. Hull	Yes, if you were to take 2003 and if you would have owned all of those businesses at the beginning and captured all of the negotiated raw material pricing that we have implemented since we acquired them, there’s about $2.9 million that’s un-captured. So, in some respects, you can look at our growth rate of ’03/’04, instead of being approximately $92 million of EBITDA it is probably closer to $95 million of EBITDA. That’s why I said there’ll be some margin expansion in there.

Again, the guidance that we’re giving you has a little bit of conservatism in it. Our internal targets are slightly higher than this. So we believe that the bottom line on a year-over-year pro forma/actual basis, if that’s an accurate terminology, will increase 10% plus. If you look at it on a normalized, by adding back that $2.9 million, it is probably closer in that 7% to 8% range.

R. Manowitz	Okay, and just one more question on the pro forma numbers and then I’ll switch to a different topic. When we look at the revenues in the fourth quarter there’s no adjustment to the prior year’s revenues for the loss of Lowe’s.

J. Hull	No, no these are true historical numbers and, again, the only pro forma adjustment would be things like if we bought a private business and they were taking out substantial owner’s compensation. Whatever the contractual owner’s compensation or, I guess, compensation going forward is is what is being adjusted. There are not any synergies; there are not any adjustments. The only thing that we had back in 2002, which actually makes the growth look less, is that we shut down the Kelstar business in Houston, Texas in ’02 and there was operating loss in there. We added that back to get ’02 to ’03 normalized.

R. Manowitz	Right, but I think I hear what you’re saying, but the revenue number; the 7.2% growth in the fourth quarter, is not reducing last year’s revenues to Lowe’s.

J. Hull	Absolutely not.

R. Manowitz	Okay, so it is actually that the real growth is greater if you....

J. Hull	Oh yes, that’s what I was saying. The growth is actually better than it appears to be, but based on losing the $15 million and then us electing to walk away from what we consider to be $6 million or $7 million worth of unprofitable business on the Danvid acquisition, it makes it look more sluggish.

R. Manowitz	Right, okay, two quick questions: one is you have $8 million, almost, of cash at year-end. You didn’t apply that to the revolver or to the AR facility. I’m just kind of curious why. Was that just because of the acquisitions you’re looking at?

Then secondly, on the acquisition front, what are the multiples that you’re willing to pay for the three that you described?

J. Hull	The cash was just a timing issue. We sweep cash on a routine basis, but on the AR securitization you’re really locked for a week at a time. The majority of that cash came in after we had already locked and we weren’t able to sweep it down. The revolver was already 100% paid off; there was no other place to use it. It was swept right after year-end. What was your question on the acquisitions?

R. Manowitz	Just the multiples that you’d expect to pay and maybe I’ll expand it just a touch in that the guidance you gave for leverage would include the acquisitions?

J. Hull	Yes, the acquisitions would not skew those leverage ratios much. They weren’t included, but they wouldn’t move them much, maybe a tenth of a percent of a turn.

In terms of multiples, they’re a little different between the three scenarios that we’re looking at. The first one the multiple is very low, but it has a lot of earn-out, so there’s a lot of contingency there. It is actually only about a two times multiple, but ultimately, with the earn-out, it is about a five times purchase price.

The second item, on a trailing basis, would be about six to six and a half times, but even in their LTM into ’04 it is getting at around six to less. Then the other multiple on the third acquisition, which we’re not very far along on, it would be probably in the five to five and a half times.

So I think if you kind of normalized all of them, considering the various circumstances, we’re probably targeting somewhere around five to five and a half times as the multiple for these deals. Normally with our synergies we get it below five in a relatively quick period of time.

Moderator	Our next question is going to come from the line of Kevin Eng from KBC.

K. Eng	I was wondering, in some past conference calls you’ve talked about the potential for building some relationships with the home builders and the potential for some longer-term contracts to supply them. I’m just wondering if you can give us an update on what’s happening there.

J. Hull	Yes, we have had some very good progress made during 2003; one, we do have a national supply agreement with DR Horton, although that’s an elective supply agreement. They have two national suppliers but each of their regions can still elect to buy on a regional basis. So that doesn’t tend to throw as much volume as you would expect from that relationship.

On the side of Richmond American or the public entity of MBC we have a national program with them as well. I believe we have increased, in the last two years, our sales to MBC from $2 million to a run rate of about $13 million or $14 million right now. So we are actually seeing substantial benefit from that and we will see further benefit from that in 2004.

We are in discussions right now and we’re, I would guess, 90%, 95% done with one of the top five builders in the country about what would be labeled as a mandatory exclusive contract. Frankly, I think this is probably the first window arrangement like this, whereby a national builder is saying, “You will use this supplier across the entire country.” That would be substantial incremental volume to us and actually could approach somewhere around $50 million on a full run rate basis.

We’re very excited about that. There are still quite a few details. We’re having to go to each and every region and go through all the different product desires and preferences and make sure that we accommodate all that and set up all the infrastructure to handle it, but we feel like this is really kind of the first step of what we consider to be a wave, for us as well our competitors, and I think we’re probably at the forefront of it. So we’re really pleased with it and I think this is a great arrangement and I think the other side of the transaction is just as happy about it as we are.

K. Eng	Jeff, on that last $50 million piece of business, would you potentially recognize any of that in ’04?

J. Hull	I think we would. The program would start to roll out, probably in the third quarter. Certainly you’re not going to be on a full run rate basis right out of the blocks. You’ll have a little bit in the startup cost arena. I don’t think it is anything where we would compress any earning, but I don’t know if you’d get a lot of incremental benefit in ’04. I think you really have ’04 to position you for ’05 because I think you get the bulk of it and you get the full run rate in ’05. We will start to see it, I think, in the second half of the year.

K. Eng	A follow-up to Rob’s question about the acquisitions: That last one, I guess you’re in the early stages, but are you anticipating that you’ll be financing all of these out of the revolver and free cash?

J. Hull	The first two acquisitions, the one that’s about $2.5 million would be out of the revolver and then the $14 million one would be out of the revolver. If we do the other transaction we will likely do an add-on to our senior deal or, depending on what we elect to do with the sub notes in terms of any potential refinancing, we would do that in connection therewith.

K. Eng	Since you bring it up, on the refinancing, obviously the ten and halves become first callable on May 1st. I was just wondering if you can give us your thoughts on your intentions.

J. Hull	We don’t have any definitive position right now. Obviously, based on the pricing in the market and where rates are and spreads are, there would be a considerable amount of annual interest savings. The difficulty in judging that is that you’re going to pay a premium of 105, plus you’re also going to have debt placement fees and you’re going to have expenses for registration, etc. On the flip side you’re probably going to save somewhere between $4 million and $4.5 million worth of annualized interest expense.

What I’m cautious about is that we just completed the transaction; we just put the capital structure in place and probably the incremental debt on the balance sheet to refinance those in May would be somewhere around $18 million or $19 million. I am probably biased a bit that I want to get out of the blocks; I want to produce this $40 million to $45 million worth of free cash flow that we should be able to produce in ’04 and get the debt down so that that incremental debt, which will result in incremental interest savings, isn’t punitive to us. So we’re really trying to balance that and figure out where more the right time is, understanding that the market could move on us as well.

K. Eng	Are you saying that this ten and a halves are unlikely to be refinanced in ’04?

J. Hull	I don’t think I’m committing either way. I’m not trying to be evasive, but I think they certainly aren’t going to be something that gets refinanced in May. I think towards the tail end of the year, if demand is strong, the cost savings are still there and our free cash flow is producing like we expect it to be, we will certainly look at it a lot harder. So I think if it does happen I think it is more in the latter part of the year than it is as soon as they are callable.

Moderator	Mr. Hull, I’m showing no further questions from the phone participants.

J. Hull	Okay, well I appreciate everybody joining us. I do think that 2003 was a very successful year. We produced over $92 million worth of cash flow. I think the capital structure we put in place on this transaction is appropriate, with over $270 million worth of new equity into the company. I think we’re in a very good position; we’re positioned well with our customer base.

We are seeing a lot of activity on the national contract front and I think we will continue to see that over the next 12 to 18 months. So I think the credit is in as good a shape as it is been in a very long time and we feel pretty good about the marketplace and the industry as a whole. So if there are no other questions we will finish the call and feel free to either give myself or Eric a call with any follow-ups.

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